Exhibit (n)

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2021 with respect to the financial statements of Eagle Point Income Company Inc., including the schedule of investments, as of December 31, 2020, the related statements of operations and cash flows for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended, and the related notes (collectively, the financial statements), and the financial highlights for each of the years in the two-year period then ended, the period from October 16, 2018 through December 31, 2018, and the period from October 4, 2018 (commencement of operations) through October 15, 2018, incorporated herein by reference and to the reference to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus.

New York, New York

October 18, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.